EXHIBIT 10.19

EXECUTION COPY

MASTER SECURITY AGREEMENT,
COLLATERAL ASSIGNMENT AND EQUITY PLEDGE

         THIS MASTER SECURITY AGREEMENT, COLLATERAL ASSIGNMENT AND EQUITY PLEDGE (as defined in Article 6 hereof, along with all other defined terms, this “Security Agreement”) is made and effective as of May      , 2002, by EACH “GRANTOR” THAT IS FROM TIME TO TIME LISTED ON SCHEDULE 1 HERETO OR OTHERWISE ADDED AS A SIGNATORY HERETO (each, as more fully defined below, a “Grantor”; collectively, the “Grantors”), in favor of HEARx LTD. (including any successor, participant, assignee, pledgee or transferee thereof, “Lender”).

RECITALS

         WHEREAS, pursuant to that certain Credit Agreement by and among Borrowers and Lender dated as of April 30, 2002 (as may be amended from time to time, “Credit Agreement”), each Grantor is required to have executed and delivered this Security Agreement encumbering all of each Grantor’s tangible and intangible personal property assets in favor of Lender; and

         WHEREAS, each Grantor has determined that it is in its best interest to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from the funding of the Advances by Lender pursuant to the Credit Agreement;

         NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) and intending to be legally bound hereby, each Grantor and Lender hereby agree as follows:

ARTICLE 1: SECURITY INTEREST, COLLATERAL ASSIGNMENT AND PLEDGE

         1.1. Grant of Security. Each Grantor (as of the effective date of becoming a signatory hereto) hereby collaterally assigns and pledges to Lender, and hereby grants to Lender a present, absolute, unconditional and continuing security interest in, all of the following property, assets and equity interests, whether or not such property and assets are covered by Article 9 of the applicable UCC or Personal Property Security Act (Ontario) (the “PPSA”) (collectively, and including all Pledged Collateral, “Collateral”):

                  a. Fixtures and Improvements — All of such Grantor’s fixtures and improvements to real property in all of its forms, including the following: all buildings, structures, furnishings, and all heating, electrical, lighting, power and air conditioning equipment, and all antennas, transmitters, receivers and related equipment, and all other equipment that under applicable law constitutes a fixture, and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor (any and all of the foregoing being the “Fixtures”); and

                  b. Equipment (and Computer Hardware) — All of such Grantor’s equipment in all of its forms, including the following: all machinery, tools, motor vehicles, furniture and furnishings, and all antennas, transmitters, receivers and related equipment, all communications, telecommunications, switches and related equipment, and all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, and all documentation manuals and materials with respect to such hardware, and all rights with respect to all of the foregoing, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any model conversions of any of the foregoing, and all parts thereof and all accessions, additions, parts (including replacement parts), attachments, improvements, substitutions and replacements thereto and therefor (any and all of the foregoing being the “Equipment”); and

                  c. Inventory — All of such Grantor’s inventory in all of its forms, including the following: (1) all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the preparation, manufacture, creation or production thereof, and (2) all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which any Grantor has an interest or right as consignee), and (3) all goods which are returned to or repossessed by any Grantor, and in each instance all accessions thereto, products thereof and documents therefor (any and all of the foregoing being the “Inventory”); and

                  d. Receivables, Accounts, Contracts, Money, Instruments, Chattel Paper and Related Documents — All of such Grantor’s Accounts (as defined in the UCC), receivables, cash collateral accounts (general or special, time or demand, provisional or final), lock box accounts, other deposit accounts, security deposits, advance payments, contracts, contract rights, leases, licenses, insurance policies, chattel paper, documents, instruments (whether or not negotiable), money, general intangibles and other obligations of any kind, and whether or not arising out of or in connection with the sale or lease of goods or the rendering of services (any and all of the foregoing being the “Contract Rights”), and all rights of any Grantor in and to all agreements, security agreements, guaranties, leases and other contracts securing or otherwise relating to any such Contract Rights (any and all such security agreements, guaranties, leases and other contracts being the “Related Contracts”); and

                  e. Intellectual Property — Without limiting any of the foregoing, all of such Grantor’s intellectual and information related property, rights and assets, including the following (collectively, “Intellectual Property Collateral”):

                           1. Computer Software and Data — (a) All software programs and data bases (including source code, object code and all related applications and data files) owned, licensed or leased by any Grantor, and (b) all firmware associated therewith or with any of the Equipment, and (c) all documentation and materials (including all flow charts, logic diagrams, algorithms, manuals, guides, instructions, indices, abstracts and specifications) with respect to such software and firmware, and (d) all rights with respect to all of the foregoing, including any and all copyrights, trademarks, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing (collectively, “Computer Software Collateral”), and

                           2. Copyrights — All copyrights of such Grantor in each work or authorship and derivative works thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, whether statutory or common law, registered or unregistered, throughout the world, including all of such Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, and all applications for registration thereof, whether pending or in preparation, and all copyright licenses, and further including the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, and all goodwill associated therewith, all extensions, continuations and renewals of any thereof, and all proceeds of the foregoing, including licenses, fees, royalties, income, payments, claims, damages and proceeds of suit (collectively, “Copyright Collateral”), and

                           3. Patents — All patents and like protections, including all improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, and all applications for registration thereof, whether pending or in preparation, all patent licenses, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, and all goodwill associated therewith, all extensions, continuations and renewals of any thereof, and all proceeds of the foregoing, including licenses, fees, royalties, income, payments, claims, damages and proceeds of suit (collectively, “Patent Collateral”), and

                           4. Trademarks — (a) All trademarks, service marks, trade names, corporate names, company names, business names, operating names, domain names, fictitious business names, trade styles, certification marks, collective marks, call signs, logos, other source of business identifiers, prints, labels and goods on which any of the foregoing appear or have appeared, designs (including product designs) and general intangibles of a like nature (any and all of the foregoing being the “Trademarks”), anywhere in the world, whether registered or not and whether currently in use or not, all registrations and recordings thereof and all applications to register the same, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, and (b) all Trademark licenses, and (c) all reissues, extensions or renewals of any of the foregoing, and (d) all of the goodwill of the business connected with the use of, and symbolized by, the items described in the foregoing, and (e) all proceeds, fees, royalties, income or payments of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license (collectively, “Trademark Collateral”), and

                           5. Trade Secrets — All common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in any Grantor’s business (any and all of the foregoing being the

“Trade Secrets”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secrets, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license (collectively, “Trade Secret Collateral”); and

                  f. Publication, Customer and Production-Related Property — Without limiting any of the foregoing, all of such Grantor’s right, title, interest and benefits in, to and under (a) all books, writings, journals, articles and publications, and (b) all patient, customer, prospect, inquiry, marketing, advertising, publicity, and promotional files, lists, records, documents, contracts and agreements, including all files, lists and records of active, former, prospective, trial and conditional patients and customers, and all files, lists and records of current, former and prospective advertisers, and all internally generated, purchased and rented mailing lists (but only to the extent of any Grantor’s rights therein), and all promotional letters, catalogues, flyers, reply cards, sales materials, promotional materials, sample mailing pieces, artwork, drawings, advertising materials, and any similar materials, and (c) all publication rights, programming rights, editorial rights, promotional rights, advertising rights, licensing rights, distribution and redistribution rights, and printing and reprinting rights (and any and all agreements, contracts, documents and materials in any way governing or relating to any of the foregoing rights), and (d) all editorial, publishing, programming, manufacturing, prepublication and post-publication, royalty, sales, pricing, cost and promotional files, lists, records and documents, and (e) all indices, abstracts, compilations, summaries, glossaries and archives of or for any of the foregoing items, and (f) all other information and property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing property identified in this clause or elsewhere in this Section 1.1 and regardless of whether such property is embodied in a tangible or intangible medium; and

                  g. Licenses and Authorizations — Without limiting any of the foregoing, all of such Grantor’s right, title, interest and benefits in, to and under all present and future Licenses, Authorizations and other rights for the construction, development, operation and ownership of its business and properties including (but only to the extent that and only during such time as it is not unlawful to grant and enforce a security interest therein), and all proceeds of such Licenses, Authorizations and other rights, and all rights of such Grantor in and to all agreements, security agreements, guaranties, leases and other contracts securing or otherwise relating to any such Licenses, Authorizations and other rights; and

                  h. Other General Intangibles — Without limiting any of the foregoing, all of such Grantor’s right, title, interest and benefits in, to and under all other General Intangibles (as defined in the UCC), wherever arising, including the following: (a) all corporate, partnership, limited liability company and joint venture investments and other interests in and to any other entity (including all ownership rights and interests in such Grantor’s subsidiaries, whether or not such rights and interests are certificated), and the proceeds and general intangibles related thereto (including all dividends, distributions, capital accounts and proceeds thereof), and (b) all leasehold interests (whether as lessee or as lessor) and all related rights thereunder and proceeds thereof, and (c) all tax refunds and other refunds or rights to receive payment from U.S. federal, state, or local governments or from foreign governments, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and (d) all settlements, judgments and other awards (whether or not resulting from judicial or arbitration proceedings) and all commercial tort claims specified on the attached Schedule in (“Commercial Tort Claims”) and contract claims and causes of action; and all rights of such Grantor in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such general intangibles; and

                  i. Securities and Investment Property — Without limiting any of the foregoing, all of such Grantor’s right, title, interest and benefits in, to and under all stocks, options, warrants, bonds, and other securities, security entitlements, securities accounts, financial assets and other investment property (including all such securities representing ownership in such Grantor’s subsidiaries), and the proceeds and general intangibles related thereto (including all dividends and distributions); and

                  j. Other General Property — All of such Grantor’s other property and rights of every kind and description and interests therein; and

                  k. Products and Proceeds — All products, offspring, rents, issues, profits, returns, refunds, income and proceeds of and from any and all of the foregoing Collateral, including the following: all proceeds of the Licenses and Authorizations, all proceeds that constitute property of the types described in this Section 1.1, all proceeds deposited from time to time in any lock boxes of any Grantor, and, to the extent not otherwise included, all payments, unearned premiums and cash or surrender value under insurance policies (whether or not Lender or any Lender is a loss payee or additional insured thereof), and any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

in each instance (whether or not expressly specified above), wherever located, and whether now existing, owned, leased or licensed or hereafter acquired , leased, licensed, arising, developed, generated, adopted or created for or by any Grantor, and howsoever any Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

         1.2. Security for Secured Obligations. This Security Agreement secures the payment and performance in full of (a) all obligations (monetary or otherwise) of each Borrower and each other Obligor now or hereafter existing under the Credit Agreement or any other Loan Document as well as under any other agreement with Lender to extend credit to any Obligor or to any Affiliate of any such Obligor (whether for principal, interest, costs, fees, expenses, protective advances or otherwise), and (b) all obligations (monetary or otherwise) of any Grantor now or hereafter existing under this Security Agreement or any other Loan Document (all such obligations under Clauses “(a)” and “(b)” being referred to collectively as the “Secured Obligations”).

         1.3. Continuing Security Interest; Assignment; Termination. This Security Agreement creates a continuing security interest in and collateral assignment and pledge of the Collateral and will remain in full force and effect until terminated as described below in this Section. This Security Agreement is binding upon each Grantor and its successors, transferees and assignees, and (together with the rights and remedies of Lender hereunder) inures to the benefit of Lender and its successors, transferees, participants and assignees. Without limiting the generality of the foregoing, except to the extent restricted under the Credit Agreement, Lender may assign, syndicate, participate or otherwise transfer (in whole or in part, and without any Grantor’s consent) any Loan Document and any indebtedness thereunder to any other Person, and such other Person or entity will thereupon become vested with all the rights and benefits in respect thereof granted to Lender under any such Loan Document (including this Security Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer. The security interest, collateral assignment and pledge granted herein will terminate (and all rights to the Collateral will revert to Grantors) upon satisfaction of the following conditions: (a) payment and performance in full of all Secured Obligations (unconditionally and indefeasibly) and (b) the termination of the Credit Agreement (and the Facilities thereunder). Upon any such termination, Lender (at Grantors’ request and sole expense) (a) will execute and deliver to a Grantor (without any representation, warranty or recourse of any kind whatsoever) such documents as such Grantor may reasonably request and provide to Lender to evidence such termination, and (b) will deliver to a Grantor or to another Person that Lender reasonably believes may be entitled thereto (without any representation, warranty or recourse of any kind whatsoever) all stock certificates and instruments representing or evidencing Collateral being physically held by Lender hereunder.

         1.4. Security Interest Absolute. All rights of Lender and the security interests, collateral assignments and pledges granted, assigned and pledged to Lender hereunder, and all obligations of each Grantor hereunder, are absolute and unconditional, irrespective of the occurrence of any one or more of the following:

a.	Any lack of validity or enforceability of any Loan Document; or

b.	The failure of Lender or any holder of any Note:

1.	To assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, or

2.	To exercise any right or remedy against any other Obligor of, or any collateral securing, any obligations of any Borrower owing to any Lender; or

c.	Any change in the time, manner or place of payment of, or in any other term of, any Secured Obligation; or

d.	Any other extension, increase, refinancing, restructuring, compromise or renewal of any Secured Obligation; or

e.	Any reduction, limitation, impairment or termination of any Secured Obligation for any reason, including any waiver, release, surrender, alteration or compromise; or

f.	Any amendment to, rescission, waiver, or other modification of, or any consent to departure from, the terms of any Loan Document; or

g.	Any addition, exchange, release, surrender or nonperfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any Secured Obligation; or

h.	Any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or its obligations hereunder, including, without limitation, any and all suretyship defenses.

Each Grantor hereby waives any right to or any claim of any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of any invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation.

         1.5. Equity Pledge.

                  a. Grant of Security Interest. Pursuant to Section 1.1, without limiting the generality thereof, each Grantor pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to Lender and grants to Lender a present, absolute, unconditional and continuing security interest in all of the following property (collectively, “Pledged Equity Collateral”):

1.	All Pledged Equity currently owned by such Grantor; and

2.	All Pledged Equity issued from time to time hereafter to such Grantor; and

3.	All other Pledged Equity Property (including, all options and warrants for Pledged Equity) owned by such Grantor, whether now or hereafter delivered to Lender in connection with this Security Agreement; and

4.	All Dividends, Distributions, capital accounts, and other payments and rights with respect to any Pledged Equity Property received or receivable by such Grantor; and

5.	All proceeds of any of the foregoing; and

in each case, whether now existing or owned or hereafter acquired by such Grantor and howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

                  b. Delivery of Pledged Equity Property. To the extent that any of the Collateral is evidenced by a certificate or instrument, then all such certificates or instruments (a) must be delivered to and held by or on behalf of Lender pursuant hereto, and (b) must be in suitable form for transfer by delivery, and (c) must be accompanied by all necessary powers, appointments and instruments of transfer or assignment, duly executed in blank. To the extent that any of the

Collateral is not evidenced by a certificate or instrument, then such Grantor shall cause the issuer of such uncertifcated security to either (a) register the Lender a registered owner thereof on the books and records of the issuer or (b) execute a control agreement pursuant to which such issuer agrees to comply with the Lender’s instructions with respect to such uncertificated security without further consent by such Grantor.

                  c. Dividends and Distributions on Pledged Shares. Except as otherwise provided in the Credit Agreement, all Dividends, Distributions, non-Dividend cash payments, and proceeds thereof paid or payable to any Grantor must be paid directly to Lender (properly endorsed if required hereby or requested by Lender) as additional Collateral hereunder to be held by Lender separate, segregated and apart from its other property, unless and until Lender has terminated this Security Agreement as provided in Section 1.3. All Dividends, Distributions, cash payments, and proceeds that at any time and from time to time may be delivered to any Grantor but which such Grantor is then obligated to deliver to Lender, as additional collateral hereunder, until delivery to Lender, must be held by such Grantor (a) in trust for Lender and (b) separate, segregated and apart from its other property.

         1.6. Collateral Assignment of Contracts.

                  a. Grant of Security Interest. Pursuant to Section 1.1, without limiting the generality thereof, each Grantor collaterally assigns to Lender all of such Grantor’s right, title and interest in and to all of such Grantor’s contracts, licenses, leases and other agreements and all rights, interests, powers, privileges and other benefits thereunder (including the rights to receive all proceeds and payments under each such contract, license, lease and other agreement). This assignment of each contract, license, lease and other agreement constitutes a fully perfected, absolute, unconditional and present assignment, provided, however, that prior to the occurrence of an Event of Default, such Grantor may exercise any rights and powers under and may receive all payments and enjoy all other benefits of each such contract, license, lease and other agreement, subject to the terms and provisions of this Security Agreement and the other Loan Documents.

                  b. Lender’s Right to Cure. Lender shall have the right (but not the obligation) to cure or remedy any breach or default under any contract, license, lease or other agreement on the part of any Grantor. The exercise by Lender of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts, licenses, leases or other agreements included in the Collateral. Lender shall have no obligation or liability under any such contracts, licenses, leases or other agreements included in the Collateral by reason of this Security Agreement, nor is Lender obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         1.7. Collateral Interest in Certain Intellectual Property. Notwithstanding the language of Section 1.1, Lender’s interest in Copyrights, Patents and Trademarks (and any applications therefor) is as a security interest and pledge and not as an absolute assignment.

         1.8. Restrictions on Granting Security Interests and Collateral Assignments. Notwithstanding the terms of this Security Agreement, the collateral assignment of and security interest in a Grantor’s interests in contracts, licenses, leases and other agreements shall not apply to any contract, license, lease or other agreement to the extent that each of the following characteristics are satisfied with respect thereto: (a) it either (i) exists on the Closing Date, or (ii) is a Material Contract entered into after the Closing Date in accordance with the standards under Section 5.15 of the Credit Agreement, or (iii) is not a Material Contract, and (b) its existence has been disclosed to Lender to the extent it is a Material Contract, and (c) it expressly prohibits the granting of a security interest in or the collateral assignment of such Grantor’s interest therein, and (d) such prohibition is enforceable under applicable law.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES

         Each Grantor hereby represents and warrants to Lender as set forth in this Article.

         2.1. Location of Collateral. Except as identified on Schedule 2.1, all of the Collateral of each Grantor is and has been for the previous five (5) years located in the jurisdictions set forth on Schedule 2.1. The names and addresses of all persons or entities other than the Grantors that have possession or are intended to have possession of any of the Collateral is set forth on Schedule 2.1. The principal places of business and chief executive office of each Grantor and the offices where each Grantor keeps its records concerning the Contract Rights and Related Contracts are located at the address identified on Schedule 2.1.

         2.2. Operating Names; State of Organization. Except as identified on Schedule 2.2, during the preceding 12 years, no Grantor has been (a) operating under or known by any legal or trade name different from the one set forth on the signature page hereto (which name is the exact name of such Grantor as it appears in such Grantor’s organizational documents, as amended, as filed in such Grantor’s jurisdiction of organization) or (b) the subject of any merger or other corporate reorganization. Each Grantor’s Federal Employer Identification Number and its organizational identification number, if applicable, are each set forth on Schedule 2.2. Each Grantor’s state of organization is and has been for the four (4) month period preceding the date hereof in the jurisdictions set forth on Schedule 2.2.

         2.3. Ownership; No Liens. Except as identified on Schedule 2.3, Grantors are the sole and exclusive owners of or have the irrevocable, exclusive and transferable right to possess and use or the power to transfer the Collateral, and Grantors have full authority to pledge, assign and grant a security interest in the Collateral. The Collateral is free and clear of any Lien except (a) the security interest, collateral assignment and pledge created by this Security Agreement and (b) as otherwise permitted by the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except (1) financing statements and intellectual property security agreements filed in favor of Lender relating to this Security Agreement and (2) such other financing statements and instruments as identified on Schedule 2.3.

         2.4. Government Contracts. Except as identified on Schedule 2.4, no Grantor is a party to any Federal, state, provincial, or local government contract (either domestic or foreign).

         2.5. Negotiable Documents, Instruments, Certificated Securities and Chattel Paper. Contemporaneously with the execution hereof, each Grantor has delivered to Lender possession of all originals of all negotiable documents, certificated securities, instruments and chattel paper (other than checks received in the ordinary course of business) currently owned or held by such Grantor (duly endorsed in blank, if requested by Lender).

         2.6. Intellectual Property Collateral. With respect to each item of Intellectual Property Collateral:

                  a. Such Intellectual Property Collateral is subsisting, valid and enforceable, and to each Grantor’s knowledge (after due inquiry), such Intellectual Property Collateral has not been adjudged invalid or unenforceable, in whole or in part.

                  b. To each Grantor’s knowledge (after due inquiry), no claim has been made that the use of any Intellectual Property Collateral does or may violate the asserted rights of any third party.

                  c. Each Grantor has performed all acts and has paid all required fees and taxes to maintain each and every item of its Intellectual Property Collateral in full force and effect throughout the world, as applicable, except where such fees and taxes are being contested in good faith with diligent prosecution.

                  d. Each Grantor owns directly, or is entitled to use by license or otherwise, all Patents, Trademarks, Trade Secrets, Copyrights, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of such Grantor’s business. To the extent any such Intellectual Property Collateral was developed or created for or on behalf of any Grantor as a “work for hire,” then such Grantor has obtained a waiver of any rights herein by the author or creator hereof.

         2.7. As to Pledged Shares. With respect to any Pledged Equity constituting Collateral, all of such Pledged Equity is duly authorized and validly issued, fully paid, and non-assessable. The Pledged Equity constitutes all of the issued and outstanding shares (and other rights) of equity ownership of each Pledged Equity Issuer owned by any Grantor.

         2.8. Valid and Perfected Security Interest. This Security Agreement creates a valid security interest in and collateral assignment and pledge of the Collateral and proceeds thereof securing the payment of the Secured Obligations. All filings and other actions necessary or desirable to perfect and protect such security interest, collateral assignment and pledge have been duly taken or will be duly taken as of the effective date hereof. Schedule 2.8 (a) lists each filing (including filing locations and “debtor” names) that is necessary or appropriate to perfect the security interests, collateral assignments and pledges created hereby (including with respect to Intellectual Property Collateral), and Schedule 2.8 (b) identifies the items of Collateral that must be delivered to or possessed by Lender to perfect Lender’s interest hereunder. Upon perfection (as described in this Section), such security interest, collateral assignment and pledge will be of a first priority ranking except as and to the extent noted in Section 2.3 (or on the corresponding schedule thereto).

         2.9. Authorization and Approval. Except as noted in Section 2.8 (or on the corresponding schedule thereto), no authorization, approval or other action by (and no notice to or filing with) any Official Body or other Person is required either (a) for the grant by any Grantor of the security interest, collateral assignment and pledge granted hereby, or (b) for the execution, delivery and performance of this Security Agreement by any Grantor, or (c) for the perfection by Lender of its rights and interests hereunder, or (d) except as provided in Section 5.9(d), for the exercise by Lender of its rights and remedies hereunder.

         2.10. Compliance with Laws and Contracts. Each Grantor is (and after execution and delivery of the Loan Documents to which such Grantor is a party, such Grantor will be) in compliance in all material respects with the requirements of all applicable laws, rules, regulations, policies, orders and decrees of every Official Body and with all contractual restrictions, in either instance the non-compliance with which individually or in the aggregate could reasonably be expected to have or cause a Material Adverse Effect.

         2.11. Validity of Obligations. This Security Agreement constitutes the legal, valid and binding obligation of each Grantor and is enforceable against each Grantor in accordance with the terms hereof.

         2.12. Solvency; Fraudulent Transfers. No Grantor is “insolvent,” as such term is defined in Section 101(32) of the Bankruptcy Code (11 U.S.C. § 101(32)) or any applicable law of another foreign jurisdiction, including without limitation, the Bankruptcy and Insolvency Act (Canada). No Grantor, by virtue of its obligations and actions in connection with the Loan Documents, has engaged or is engaging in any transaction that constitutes a fraudulent transfer or fraudulent conveyance under applicable federal, provincial, or state law (including without limitation under Section 548 of the Bankruptcy Code or under the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act).

         2.13. Commercial Tort Claims. Except as described in Schedule 2.13, no Grantor holds any Commercial Tort Claims or is aware of any such pending claims.

ARTICLE 3: COVENANTS

         Each Grantor covenants and agrees that, so long as this Security Agreement remains effective, each Grantor will comply with the covenants set forth in this Article, unless Lender otherwise consents in writing.

         3.1. As to Equipment and Inventory.

                  a. Except as permitted by Section 5.13 of the Credit Agreement, each Grantor will keep all the Equipment and Inventory (other than Inventory and Equipment sold in the ordinary course of business or as otherwise permitted by the Credit Agreement) at the places therefor specified in Section 2.1 or (upon prior written notice to Lender of at least 30 calendar days) at such other places in a jurisdiction where all of the representations and warranties in Article 2 at that time will be true and correct. Each Grantor will take all actions necessary to ensure the continued perfection of Lender’s interest in such Equipment and Inventory.

                  b. Each Grantor will maintain and preserve the Equipment in the same condition, repair and working order as when new (ordinary wear and tear excepted) and in all material respects in accordance with all manufacturer’s manuals. Each Grantor will forthwith (or, in the case of any loss or damage to any Equipment, as quickly as practicable after the occurrence thereof) make or cause to be made all repairs, replacements and other improvements in connection with the Equipment that are necessary or desirable to maintain the Equipment in accordance with the standard set forth in this Section. Each Grantor will promptly furnish to Lender a statement respecting any loss or damage to any of the Equipment, the value of which, individually or in the aggregate, is the excess of $50,000.

                  c. Each Grantor will pay promptly before delinquent all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (whether for labor, materials or supplies) against, the Equipment and Inventory, except to the extent the validity thereof is being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP have been set aside.

                  d. If any inventory or other goods are at any time in the possession of a bailee, Grantors shall promptly notify Lender thereof and shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Lender, that the bailee holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender without the further consent of any Grantor. Lender agrees to not give any such instructions unless an Event of Default has occurred and is continuing (and any applicable grace period under Section 7.2 of the Credit Agreement has expired) or would occur after taking into account any action by any Grantor with respect to the bailee.

         3.2. As to Contracts and Related Rights.

                  a. Each Grantor will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Contract Rights and Related Contracts, and all originals of all chattel paper which evidence Contract Rights, located at the places therefor specified in Section 2.1 or (upon prior written notice to Lender of at least 30 calendar days) at such other places in a jurisdiction where all of the representations and warranties in Article 2 at that time will be true and correct. Each Grantor will take all actions necessary to ensure the continued perfection of Lender’s interest in the Contract Rights and Related Contracts. No Grantor will change its (a) name, (b) state of organization or information, (c) organizational identification numbers, or (d)

type of organization except upon prior written notice to Lender of at least 30 calendar days. Each Grantor will hold and preserve such records and chattel paper concerning the Contract Rights and Related Contracts and will permit representatives of Lender at any time during normal business hours to inspect and make abstracts from such records and chattel paper.

                  b. Each Grantor will remain liable under the contracts, licenses, leases and other agreements included in the Collateral to the extent set forth therein. Without limiting the foregoing, unless a Grantor otherwise receives Lender’s prior written consent (which consent will not be unreasonably withheld while no Default is occurring), then such Grantor (a) will faithfully abide by, perform and discharge each and every material obligation, covenant and agreement under each Material Contract (as such term is defined in the Credit Agreement) to be performed by such Grantor, and (b) will not materially amend, modify or otherwise alter the terms of any Material Contract (including the term or duration thereof or the amount of or methodology for calculating the compensation due thereunder), and (c) will not assign its rights under any Material Contract, and (d) will not accept (and will not take any action to cause) a surrender, termination, revocation or cancellation of any Material Contract unless replaced by a substantially similar contractual relationship reasonably acceptable to Lender, and (e) will enforce the performance of each and every material obligation, covenant and condition of each Material Contract to be performed by the other parties thereto, and (f) will appear in and defend any action or proceeding arising under or in any manner connected with any Material Contract.

                  c. Each Grantor will give prompt written notice to Lender of the occurrence of any default, breach or other material event, condition or circumstance relating to any of such Grantor’s Material Contracts (together, if applicable, with a true and complete copy of any related written notice that such Grantor may have given to or received from any other party thereto).

                  d. For each deposit or similar account that any Grantor at any time opens or maintains, such Grantor shall, at Lender’s request and option, pursuant to an agreement in form and substance satisfactory to Lender, either (a) cause the depositary bank to agree to comply at any time with instructions from Lender to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Grantor, or (b) arrange for Lender to become the customer of the depositary bank with respect to the deposit account, with such Grantor being permitted, only with the consent of Lender, to exercise rights to withdraw funds from such deposit account. Lender shall not give any such instructions or withhold any withdrawal rights from such Grantor, unless an Event of Default has occurred and is continuing (and any applicable grace period under Section 7.2 of the Credit Agreement has expired), or, after giving effect to any withdrawal not otherwise permitted by the Loan Documents, would occur. As of the date of this Agreement, all deposit and similar accounts maintained by Grantors are set forth in Schedule 3.2 to this Agreement. Grantors shall not open any new depositary or similar account unless (1) Grantors shall have given Lender at least fifteen (15) days prior written notice thereof and (2) Grantors shall have taken all actions requested to be taken by Lender with respect thereto as otherwise described above in this Section of this Agreement. The provisions of this Section of this Agreement shall not apply to (i) any deposit account for which any Grantor, the depositary bank, and Lender have entered into a cash collateral agreement specifically negotiated among such Grantor, the depositary bank, and Lender for the specific purpose set forth therein, (ii) deposit accounts for which Lender is the depositary, and (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Grantor’s salaried employees.

                  e. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in § 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify Lender thereof and, at the request of Lender, shall take such action as Lender may reasonably request to vest in Lender control of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, § 16 of the Uniform Electronic Transaction is Act, as so in effect in such jurisdiction, of such transferable record. Lender will arrange, pursuant to procedures satisfactory to Lender and so long as such procedures will not result in Lender’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under the New York UCC, any UCC of any other applicable jurisdiction or, as the case maybe, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or § 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired) or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

         3.3. As to Pledged Equity Collateral.

                  a. Powers and Appointments. Each Grantor agrees that all Pledged Equity (and all other equity ownership interests constituting Pledged Equity Collateral) delivered by any Grantor pursuant to this Security Agreement will be accompanied by duly executed undated blank powers, appointments or other equivalent instruments of transfer acceptable to Lender. From time to time at Lender’s request, each Grantor will promptly deliver to Lender such powers, appointments, instruments and similar documents (satisfactory in form and substance to Lender) with respect to the Collateral. From time to time at Lender’s request after the occurrence and during the continuance of any Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), each Grantor will promptly transfer any Pledged Equity or other shares of capital stock or ownership interests constituting Collateral into the name of any nominee designated by Lender.

                  b. Continuous Pledge; Protect Pledged Equity Collateral. At all times, each Grantor will keep pledged to Lender pursuant hereto all Pledged Equity, all other Pledged Collateral, all Dividends and Distributions with respect thereto (subject, however, to Section 1.5.c), and all other securities, instruments, proceeds, capital accounts, and rights from time to time received by or distributable to any Grantor in respect of any Pledged Equity Collateral. Each Grantor will warrant and defend the right and title herein granted to Lender in and to the Pledged Equity Collateral (and all right, title, and interest represented by the Pledged Equity Collateral) against the claims and demands of all persons whomsoever.

                  c. Delivery of Dividends, Distributions and Other Collateral. Except as provided in the Credit Agreement, promptly upon receipt and without any request by Lender, each Grantor agrees to deliver to Lender (properly endorsed if required hereby or requested by Lender) all Distributions, all Dividends (subject, however, to Section 1.5.c), all other non-Dividend cash payments, and all proceeds thereof, all of which will be held by Lender separate, segregated and apart from its other property as additional Pledged Equity Collateral. All Dividends, Distributions, cash payments, and proceeds that at any time and from time to time may be delivered to any Grantor but which such Grantor is then obligated to deliver to Lender, as additional collateral hereunder, until delivery to Lender, must be held by such Grantor (a) in trust for Lender and (b) separate, segregated and apart from its other property.

                  d. Voting Rights.

                           1. Unless and until an Event of Default has occurred and is continuing (and any applicable grace period under Section 7.2 of the Credit Agreement has expired), each Grantor will have the exclusive right to exercise all voting rights with respect to its Pledged Equity. Upon written request from a Grantor (and at such Grantor’s sole expense), Lender will promptly execute and deliver such proxies and other documents, if any, as reasonably requested in writing by such Grantor (together with a reasonably acceptable form thereof) that are necessary to allow such Grantor to exercise voting power with respect to any such Pledged Equity owned by such Grantor constituting Pledged Equity Collateral; provided, however, that no vote may be cast or other action taken by any Grantor (including, the giving of any consent, waiver, or ratification) that could impair any Pledged Equity Collateral or would otherwise be inconsistent with or violate any provision of any Loan Document (including this Security Agreement).

                           2. After any Event of Default has occurred and is continuing (and any applicable grace period under Section 7.2 of the Credit Agreement has expired) and Lender has notified any Grantor of Lender’s intention to exercise its voting power, unless otherwise then expressly impermissible under applicable law, Lender may exercise (to the exclusion of each Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Equity or other ownership interests constituting Pledged Equity Collateral. Each Grantor hereby grants Lender an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Equity and such other Pledged Equity Collateral. Each Grantor hereby covenants to promptly deliver to Lender such additional proxies, appointments and other documents as may be necessary to allow Lender to exercise such voting power and other incidental ownership rights.

         3.4. As to Intellectual Property Collateral.

                  a. No Grantor (1) will fail to maintain (in a manner consistent with its historical practices) the quality of products and services offered under all of the Trademark Collateral, or (2) will fail to employ with all of the Trademark Collateral (whether or not registered with any Official Body) an appropriate notice of such trademark, or (3) will fail to employ with all of the Copyright Collateral an appropriate notice of such copyright, or (4) will fail to employ with any Patent Collateral registered with the U.S. Patent and Trademark Office, or in a foreign country, an appropriate notice of such registration.

                  b. No Grantor will do or permit any act (or knowingly omit to do any act) whereby any of the Intellectual Property Collateral may lapse or become abandoned, forfeited, invalid, dedicated to the public or unenforceable (except upon expiration of the end of an unrenewable term of a registration thereof) without the prior written consent of Lender (which consent will not be unreasonably withheld while no Default is occurring).

                  c. Each Grantor will promptly notify Lender if such Grantor believes (or has reason to believe) that (1) any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned, dedicated to the public, placed in the public domain, invalid or unenforceable, or (2) there has been or will be an adverse determination or development (including the institution of, or any determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any other Official Body) regarding such Grantor’s ownership of any material item of the Intellectual Property Collateral, its right to register the same, or its right to keep, maintain and enforce the same.

                  d. If any Grantor files an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any other Official Body, then such Grantor must notify Lender thereof within 30 calendar days thereafter, and upon request of Lender, must promptly execute and deliver any and all agreements, instruments, documents and papers that Lender may request to evidence Lender’s security interest in such Intellectual Property Collateral.

                  e. Each Grantor will perform all acts and will pay all required fees and taxes (including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any other Official Body) to maintain each and every item of Intellectual Property Collateral in full force and effect throughout the world and to pursue any application filed with respect to the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, and interference and cancellation proceedings.

                  f. Upon any Grantor’s acquiring any Intellectual Property Collateral the acquisition of which must be recorded in order to perfect such Grantor’s interest therein, then such Grantor will promptly record its interest therein and will notify Lender thereof within 30 calendar days thereafter.

                  g. Each Grantor (1) will protect, defend and maintain the validity and enforceability of the Intellectual Property Collateral, and (2) will use its best efforts to detect infringements of the Intellectual Property Collateral and promptly notify Lender in writing of material infringements detected.

                  h. Each Grantor, on a continuing basis, will register such Grantor’s Trademarks, pursue patent protection for such Grantor’s inventions, and register the most recent versions of any of such Grantor’s Copyrights.

                  i. No Grantor will enter into any agreement that would materially impair or conflict with such Grantor’s obligations hereunder with respect to its Intellectual Property Collateral. No Grantor will permit the inclusion in any material contract to which it becomes a party any provisions that could in any way prevent the creation of a security interest in such Grantor’s rights and interest in any property included within the definition of the Intellectual Property Collateral acquired or licensed under such contracts. No Grantor will arrange for the creation or development of any Intellectual Property Collateral as a “work for hire” without concurrently obtaining a waiver of all rights therein by the author or creator thereof.

                  j. Each Grantor will promptly notify Lender in writing upon obtaining knowledge of any event that materially adversely affects (1) the value of any material Intellectual Property Collateral, or (2) the ability of such Grantor to dispose of any material Intellectual Property Collateral, or (3) the rights and remedies of Lender in relation thereto, including the levy of any legal process against any of the Intellectual Property Collateral.

                  k. Each Grantor, on a continuing basis, will make, execute, acknowledge and deliver, and will file and record in the proper filing and recording places in the United States and Canada, all such instruments, collateral agreements and filings (including all appropriate financing and continuation statements) with the United States Patent and Trademarks Office, the Register of Copyrights, and the Canadian Intellectual Property Office and will take all such action as Lender may reasonably deem to be necessary or advisable to perfect or protect Lender’s security interest in all Intellectual Property Collateral and otherwise to carry out the intent and purpose of this Security Agreement, or for assuring and confirming to Lender the grant or perfection of a security interest in all Intellectual Property Collateral.

         3.5. As to Customer and Material Business Records and Computer Software.

                  a. Upon Lender’s request, each Grantor (at its cost and expense) will maintain at a separate location a duplicate current copy of (1) all lists, files and records of active and prospective customers and patients, and (2) all material computer software and data bases (including all material application and operating system software and all material data files and operating manuals), and (3) all other material business files, records and software that Lender may reasonably request in writing from time to time. Unless Lender otherwise consents, such records, materials and information must be kept (at Grantors’ election) either with Lender or with an unrelated business that is engaged in the business of storing such items and that is reasonably acceptable to Lender. For purposes of this Clause, such records, materials and information will be considered “current” if they were accurate and complete within the immediately preceding 30 calendar days.

                  b. If any Grantor elects to keep such records, materials and information with an unrelated business, then (upon Lender’s request) such Grantor will notify such business at which such records, materials and information are maintained (1) that Lender and its representatives are authorized from time to time to inspect, examine, audit and make copies and abstracts of such records, materials and information during normal business hours, and (2) that, upon receipt of written notice from Lender that an Event of Default has occurred and is continuing under the Loan Documents (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), such business is to release and deliver such records, materials and information to Lender in such manner and at such place as Lender may direct (in its sole and absolute discretion), and (3) that such business is not to release or return such records, materials or information to any Grantor without Lender’s prior written consent unless (a) such Grantor has delivered a more current version thereof to such business or (b) this Security Agreement has been terminated in accordance with Section 1.3.

                  c. Each Grantor, and Lender to the extent it has access thereto or possession thereof, will also otherwise utilize standard industry precautions to safeguard the utility, value and confidentiality of all such records, materials and information covered by this Section.

         3.6. As to Certain Investment Property (including Margin Stock). Without obtaining Lender’s prior written consent (which consent will not be unreasonably withheld while no Default is occurring), no Grantor will establish or maintain any “securities account” or “financial asset” with any “securities intermediary” (as such terms are defined in Article 8 of the UCC), unless a control agreement acceptable in form and substance to Lender is first executed by such “securities intermediary” securing Lender’s first priority interest and rights in and to all “financial assets” and “security entitlements” associated with such “securities account”. Without obtaining Lender’s prior written consent (which consent will not be unreasonably withheld while no Default is occurring), no Grantor will purchase or carry any “Margin Stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

         3.7. Insurance. Each Grantor will maintain insurance coverages to the same extent and subject to the same requirements and conditions as required for Borrowers under the Credit Agreement. Payments and proceeds of claims or losses in respect of insurance coverage are to be delivered to Lender and may be held by Lender (at its discretion) as additional Collateral for, and at any time during the occurrence of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired) may be applied by Lender in whole or in part against, all or any part of the Secured Obligations in such order as Lender elects.

         3.8. Transfers and Other Liens.

                  a. No Grantor will sell, transfer, assign, lease, license or otherwise dispose of any of the Collateral, except (1) Inventory sold, leased or licensed in the ordinary course of business to unrelated third parties for value received, and (2) Equipment that has become obsolete or worn out, and (3) Equipment leased or licensed in the ordinary course of business to unrelated third parties for value received, and (4) Intellectual Property Collateral licensed to unrelated third parties for value received and subject to at least commercially reasonable terms and conditions from the perspective of such Grantor, and (5) as otherwise permitted by the Credit Agreement.

                  b. Each Grantor will maintain the security interest, collateral assignment and pledge created hereby as a first priority interest (except as otherwise permitted by the Credit Agreement), and no Grantor will create or suffer to exist any Lien upon or with respect to any of the Collateral to secure any indebtedness or obligations of any Person, (except as otherwise permitted by the Credit Agreement).

         3.9. Letter of Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit, such Grantor shall promptly notify Lender thereof and, at the request and option of Lender, such Grantor shall, pursuant to an agreement in form and substance satisfactory to Lender, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (b) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Credit Agreement which is one of the Loan Documents.

         3.10. Commercial Tort Claims. If any Grantor shall at any time hold or acquire a commercial tort claim, such Grantor shall immediately notify Lender in a writing signed by such Grantor and describing the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

         3.11. Further Assurances. Each Grantor (from time to time at its own expense) will promptly execute and deliver all further instruments and documents to the extent, if any, that such Grantor’s signature thereof is required, and will take all further action, that may be necessary or desirable (or that Lender may reasonably request) in order to perfect, preserve and protect any security interest, collateral assignment or pledge granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor:

                  a. Will mark conspicuously each chattel paper included in the Contract Rights and, at the request of Lender, each of its records pertaining to the Collateral with a legend (in form and substance reasonably satisfactory to Lender) indicating that such chattel paper is subject to the security interest, collateral assignment and pledge granted hereby; and

                  b. If any Contract Rights shall be evidenced by a promissory note or other instrument, negotiable document or chattel paper, then will deliver and pledge to Lender hereunder such promissory note, instrument, negotiable document or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Lender; and

                  c. Will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary (or as Lender may reasonably request), to the extent, if any, that such Grantor’s signature thereof is required, in order to perfect and preserve the security interests, collateral assignments, pledges and other rights granted or purported to be granted to Lender hereby; and

                  d. Will furnish to Lender (from time to time at Lender’s request) statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail.

With respect to the foregoing and the grant of the security interest, collateral assignment and pledge hereunder, each Grantor hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. A carbon, photographic or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

ARTICLE 4: LENDER

         4.1. Lender Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Lender as such Grantor’s attorney-in-fact, with full authority in the name, place and stead of such Grantor or otherwise, from time to time in Lender’s reasonable discretion, to take any action and to execute any instrument which Lender may deem reasonably necessary or advisable to accomplish the purposes of this Security Agreement upon the occurrence and during the continuation of an Event of Default. This authority includes the following:

a.	To ask, demand, collect, sue for, recover, compromise, restructure, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; and/or

b.	To notify the parties obligated on any of the Collateral to make payment to Lender of any amount due or to become due in connection therewith; and/or

c.	To receive, endorse, and collect any drafts, checks or other instruments, documents and chattel paper in connection with Clause “a” of this Section; and/or

d.	To file any claims or take any action or institute any proceedings which Lender may deem reasonably necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender or any Grantor with respect to any of the Collateral; and/or

e.	To execute (in the name, place and stead of any Grantor) endorsements, assignments, powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

f.	To perform any and all of the affirmative obligations and covenants of such Grantor hereunder (with notice thereof to be provided to such Grantor by Lender within a reasonable time thereafter).

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest, but that it will terminate upon the termination of this Security Agreement pursuant to Section 1.3.

         4.2. Lender May Perform. From time to time, Lender (at its option) may perform (or may cause the performance of) any act which any Grantor agrees hereunder to perform and which such Grantor fails to perform after being requested in writing so to perform (it being understood that no such request need be given during the continuance of an Event of Default), and Lender from time to time may also take any other action which Lender reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein or collateral assignments or pledges thereof. The costs and expenses of Lender incurred in connection with any such performance will be payable by Grantors (jointly and severally) pursuant to Section 5.5 hereof.

         4.3. Lender Has No Duty. The rights and powers conferred upon Lender hereunder are solely to protect Lender’s interest in the Collateral and do not impose any duty on Lender to exercise any such rights or powers. Except for reasonable care of any Collateral in Lender’s possession and the accounting for moneys actually received by it hereunder, Lender has no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

         4.4. Reasonable Care. Lender is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, Lender will be deemed to have exercised such reasonable care in the custody and preservation of any of the Collateral if Lender takes such action for that purpose as any Grantor reasonably requests in writing at times other than after the occurrence or during the continuance of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired). Notwithstanding the foregoing, any failure or refusal by Lender at any time to comply with any such request by any Grantor will not in itself be deemed a failure to exercise reasonable care.

ARTICLE 5: DEFAULTS AND REMEDIES

         5.1. Events of Default. The occurrence of any “Event of Default” under and as defined in the Credit Agreement will constitute an independent Event of Default (“Event of Default”) hereunder.

         5.2. Certain Remedies. If any Event of Default occurs and is continuing:

                  a. In addition to other rights and remedies provided for herein (including under Article 4) or otherwise available to Lender (including under the other Loan Documents and/or applicable law), Lender may also exercise in respect of the Collateral all the rights and remedies of a secured party upon default under the UCC or PPSA, as applicable (whether or not the UCC or PPSA applies to the affected Collateral). Upon the occurrence of any Event of Default and during the continuance, Lender will have the immediate right to enforce and realize upon any and all collateral security granted under the Loan Documents (including the Collateral hereunder) in any manner or order that Lender deems expedient without regard to any equitable principles of marshalling or otherwise. All rights and remedies available to Lender are to be considered cumulative in nature. With respect to any Collateral consisting of Commercial Tort Claims, Grantors, on demand, shall cause such Collateral to become an assignment, transfer and conveyance of such Collateral by the Grantors to the Lender on such terms and conditions and in such manner as Lender shall determine.

Notwithstanding the foregoing, Lender agrees not to enforce and realize upon any Collateral hereunder during any grace period provided under Section 7.2 of the Credit Agreement.

                  b. Without notice except as expressly specified herein or required by applicable law, Lender may also sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable. To the extent notice of sale is required by law, each Grantor agrees that prior notice to a Grantor of at least ten (10) calendar days indicating the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale (without further notice) may be made at the time and place to which it was so adjourned.

                  c. Lender may require Grantors to, and each Grantor hereby agrees (at its expense) that it will, forthwith assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place designated by Lender that is reasonably convenient to both Lender and Grantors.

                  d. Unless Lender otherwise consents, each Grantor will remit to Lender all cash proceeds received in respect of any sale of, or collection from, or other realization upon all or any part of the Collateral. All cash proceeds received by Lender from any Grantor or otherwise in respect of any sale of, collection from, or other realization upon all or any part of the Collateral (in the discretion of Lender) may be held by Lender as additional Collateral for the Secured Obligations, and/or then or at any time thereafter may be applied in whole or in part by Lender against all or any part of the Secured Obligations in an order consistent with the designated application of payments provided for in Section 1.4 of the Credit Agreement. Any surplus of such cash or cash proceeds held by Lender and remaining after payment in full of all the Secured Obligations will be paid over to a Grantor or to whomsoever Lender reasonably believes may be lawfully entitled to receive such surplus.

                  e. To the extent any of the Collateral represents an interest in a partnership, a limited liability company or other unincorporated enterprise, in addition to any other rights and remedies available to Lender under the Loan Documents or applicable law, Lender (at its option but with notice to the relevant Grantor) may also exercise all rights and privileges of the holder of such interest under the agreements governing such Collateral and the Organic Documents for the related organization or may instruct such Grantor how to exercise such rights and privileges (with which instructions each Grantor hereby agrees to comply). Each Grantor, in addition, covenants and agrees (at Lender’s request) to amend (and to use its best efforts to cause others to amend) any of the Organic Documents for such organization in order to authorize Lender to so exercise any such rights and privileges associated with such Collateral (including voting rights and the rights to participate in management decisions). The rights of Lender under this Subsection may be transferred to and exercised by any subsequent acquiror or transferee of the Collateral pursuant to any sale of or foreclosure on such Collateral. Each Grantor hereby agrees that the rights of Lender (or any subsequent acquiror or transferee of the Collateral) under this Subsection may be enforced by specific performance or otherwise.

           5.3.     Special Securities-Related Remedies.

                  a. Additional Rights. If, during the continuance of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), Lender determines to exercise its right to sell all or any portion of the Pledged Equity Collateral pursuant to Section 5.2, upon Lender’s request, then each Grantor (at its own expense):

1.	Will execute and deliver, and will use best efforts to cause each issuer of the Pledged Equity Collateral contemplated to be sold (and the directors and officers thereof) to execute and deliver, all such instruments and documents, and will do or use best efforts to cause to be done all such other acts and things as may be necessary or, in Lender’s opinion, reasonably advisable (1) to register such Pledged Equity Collateral under the provisions of the Securities Act, and (2) to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and (3) to make all amendments and supplements thereto and to the related prospectus which, in Lender’s opinion, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto; and

2.	Will use its best efforts to qualify the Pledged Equity Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Pledged Equity Collateral, as requested by Lender; and

3.	Will use best efforts to cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

4.	Will use its best efforts to qualify for distribution of resale such Pledged Equity Collateral pursuant to the relevant Canadian securities legislation, if applicable, including under any exemption available under such Canadian securities legislation, and to obtain all necessary approvals for the sale of the Pledged Equity Collateral; and

5.	Will do or use best efforts to cause to be done all such other acts and things as may be reasonably necessary, or in Lender’s opinion, advisable to make such sale of the Pledged Equity Collateral or any part thereof valid and binding and in compliance with applicable law.

In furtherance of the foregoing (and not in limitation of any other obligations under the Loan Documents), each Grantor covenants that it will fully cooperate with each other Grantor and Lender, and will comply with all requests of Lender, in order to permit Lender to fully and timely exercise the remedies under this Section.

                  b. Compliance with Restrictions. Each Grantor agrees that, in any sale of any of the Pledged Equity Collateral, Lender is authorized to comply with any limitation or restriction in connection with the type of such sale pursued as Lender may be advised by counsel is necessary or reasonably desirable in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Official Body. Each Grantor further agrees that such compliance will not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor will Lender or any Lender be liable or accountable to any Grantor for any discount allowed by reason of the fact that such Collateral is sold at foreclosure or otherwise in compliance with any such limitation or restriction or by reason of the fact that such Pledge Equity Collateral may represent a minority interest in any Grantor.

         5.4. Special IP-Related Remedies (License of Intellectual Property Collateral). Each Grantor hereby grants Lender a royalty-free, non-exclusive, worldwide, irrevocable license (the “Remedies License”) to make, use and sell from time to time after the occurrence of any Event of Default that is not waived by Lender (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired) and delivery of notice thereof by Lender (unless such Event of Default is under Section 7.1.10 of the Credit Agreement, in which case no such notification shall be required) all present and future Intellectual Property Collateral of such Grantor (including the right to sub-license such Intellectual Property Collateral) in connection with the maintenance, preservation, preparation, sale, disposition, collection, foreclosure, or other realization of, upon, or with respect to the Collateral or payment of the Secured Obligations in accordance with the Loan Documents. The Remedies License shall remain in full force and effect until this Security Agreement is terminated in accordance with Section 1.3 (but any sub-license or transfer of the Remedies License prior to the termination of the Remedies License shall survive such termination of the Remedies Licenses unless otherwise provided on such sub-license or transfer document). The rights of Lender under the Remedies License are assignable by Lender (without the consent of such Grantor) in connection with (a) any sale or other disposition of Collateral in accordance with the Loan Documents to the extent necessary or appropriate to permit the purchaser of such Collateral to have continuing and royalty-free, worldwide rights with respect to such Collateral or (b) any assignment or other transfer by Lender of all or any part of its rights under and in accordance with the Loan Documents. Upon or at any time after the occurrence and during the continuance of any Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), each Grantor will deliver to Lender (at Lender’s request but at such Grantor’s expense) a copy of all such Intellectual Property Collateral and all related other Collateral in a form requested by Lender. Lender’s rights as a licensee under this Section constitute a separately enforceable contract from the balance of this

Security Agreement.

         5.5. Indemnity and Expenses.

                  a. Each Grantor agrees (jointly and severally) to indemnify and hold Lender harmless from and against any and all claims, losses and liabilities arising out of or in any manner resulting from any or all of the following: (1) any Grantor’s failure to perform or otherwise observe any of its obligations hereunder, or (2) Lender’s enforcement of any of the provisions hereof, except where any such claims, losses or liabilities result from Lender’s own gross negligence, misrepresentation, fraud or willful misconduct, or (3) any Grantor’s gross negligence, misrepresentation, willful misconduct or fraud.

                  b. Upon demand, each Grantor (jointly and severally) will pay Lender the amount of any and all reasonable costs and expenses that Lender may incur in connection with any of the matters described under clause “a” of this Section. Without limitation, each Grantor’s obligation to reimburse Lender for such fees, costs and expenses includes all reasonable fees and disbursements of Lender’s counsel and any other experts and agents that Lender may retain in connection herewith (whether or not litigation is commenced)

         5.6. Lender’s Rights Upon Occurrence of Liquidation Events.

                  a. Right to Certain Payments and Distributions. Upon the occurrence of any Liquidation Event, any payment or distribution of any kind or character (whether in cash, securities or other property) that but for this Security Agreement would be payable or deliverable to a Grantor must instead be paid or delivered directly to Lender for application on the Secured Obligations, whether or not then due or mature.

                  b. Non-Cash Payments and Distributions. Notwithstanding the provisions of Clause “a” of this Section, if Lender receives delivery of any such payment or distribution in connection with a Liquidation Event in a form other than cash, then Lender may hold such property as additional Collateral for the Secured Obligations, and neither any Grantor nor any other Obligor of the Secured Obligations will be entitled to a credit with respect to the Secured Obligations, nor will the Secured Obligations otherwise be adjusted in any respect, until such time as Lender (in its sole and absolute discretion) has sold, discounted or otherwise liquidated such distribution (at a price considered by Lender to be in its sole best interest) and then (subject to the terms of Section 7.8), such credit or adjustment to the Secured Obligations will be limited only to the net cash proceeds realized therefrom after the payment of all costs and expenses associated with such sale or liquidation.

                  c. Collection of Payments and Distributions. In addition to any rights otherwise permitted under the Loan Documents or applicable law, each Grantor hereby irrevocably authorizes and empowers Lender, upon the occurrence of a Liquidation Event, to file and/or vote claims and take such other proceedings, in each instance in Lender’s own name or in the name of a Grantor, or otherwise, all as Lender may deem reasonably necessary or advisable for the enforcement of this Security Agreement. Each Grantor further agrees duly and promptly (i) to take such action as may be requested by Lender to assist in the collection and/or compromise of any amounts owed to any Grantor, and (ii) to file appropriate proofs of claim in respect of such amounts, and (iii) to execute and deliver to Lender on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be requested by Lender to enable Lender to enforce any and all claims upon or with respect to such amounts, and (iv) to collect, compromise and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to such amounts.

         5.7. Delivery of Payments and Distributions. If any Grantor receives any payment, distribution or any other funds or property in contravention of the provisions hereof or any other Loan Document, then such Grantor must immediately forthwith deliver such payment, distribution or other funds or property (or proceeds thereof) to Lender in precisely the form received (except for the endorsement or assignment without recourse of such Grantor where necessary) for application on the Secured Obligations (or, at Lender’s option, held as additional Collateral therefor), whether or not then due or mature. Until such funds or property are delivered to Lender, such Grantor must hold such payment, distribution or other funds or property (or proceeds thereof) (a) in trust for the benefit of and as property of Lender and (b) separate from (i.e., not commingled with) its other assets. If a Grantor fails or refuses to make any such endorsement or assignment, then Lender (or any of its officers or employees) are hereby irrevocably authorized by such Grantor to make the endorsement and/or assignment.

         5.8. Cooperation and Assistance. Each Grantor agrees (during the existence of an Event of Default) to take any actions that Lender may reasonably request in order to enable Lender and each Lender to receive the full rights and benefits granted to Lender and each Lender by the Loan Documents. Each Grantor further agrees that, during the existence of an Event of Default, each Grantor will assist and cooperate with Lender (and will use its best efforts to cause others to assist and cooperate with Lender) to ensure that each Grantor continues (a) to operate in the normal course of business, and (b) to fulfill all of its legal, regulatory and contractual obligations and (c) to otherwise be properly and professionally managed. At Lender’s request and the expense of Grantors (jointly and severally), at any time during the existence of an Event of Default, such assistance and cooperation may include the employment of (and, to the maximum extent not prohibited by the rules, regulations and orders of any Official Body with jurisdiction, the delegation of appropriate management authority to) one or more qualified and independent consultants and professional managers acceptable to Lender to assist in the interim operations of Grantors; all of which each Grantor hereby agrees not to challenge.

         5.9. Special Regulatory Remedies.

                  a. Each Grantor and Lender hereby acknowledge their intent that, during the existence of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), to the fullest extent permitted by applicable law and governmental policy, Lender will have all rights necessary or desirable to obtain, use and/or sell the assets and operations of each Grantor and the other Collateral, and to exercise all remedies available to Lender and each Lender under the Loan Documents, the Uniform Commercial Code or other applicable law, including the PPSA. Each Grantor and Lender agree that, if any applicable law or governmental policy changes subsequent to the date hereof that affects in any manner Lender’s rights of access to, or use or sale of, any Grantor’s assets or other Collateral (including patient files) or the procedures necessary to enable Lender to obtain such rights of access, use or sale during an Event of Default, then Lender and each Grantor will amend the Loan Documents (in such manner as Lender reasonably requests) in order to provide Lender with all such rights to the greatest extent possible consistent with then-applicable law and governmental policy.

                  b. At any time during the existence of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), at the cost and expense of Grantors (jointly and severally), each Grantor will use its best efforts to assist and cooperate in obtaining all approvals which are then required by applicable law or contract for or in connection with any action or transaction contemplated by the Loan Documents, the Uniform Commercial Code or the PPSA. Each Grantor further agrees, upon Lender’s request and at the expense of Grantors (jointly and severally), at any time during the existence of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), to prepare, sign, file and diligently prosecute (and to use its best efforts to cause the preparation, execution, filing and diligent prosecution by others) with the applicable Official Body or transferor’s portion of any applications for consent to the assignment of any Collateral or transfer of control thereof necessary or appropriate under the rules of each Official Body for approval of any sale or transfer of any Collateral pursuant to the exercise of Lender’s and Lenders’ remedies under the Loan Documents. Each Grantor further consents to (and agrees that it will not challenge), at any time during the existence of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), the transfer of control or assignment of any Collateral and other assets to a receiver, trustee, transferee, or similar official or to any purchaser of the Collateral pursuant to any public or private sale, judicial sale, foreclosure or exercise of other remedies available to Lender as permitted by applicable law.

                  c. In addition to the other rights and remedies provided for herein or otherwise available to Lender, upon the occurrence of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), Lender may require each Grantor to, and each Grantor (at its sole expense) hereby agrees that it will take all actions necessary or reasonably advisable (1) to cooperate with Lender in effecting the transfer of any or all of its Collateral to a transferee acceptable to the applicable Official Body or (2) to sell any or all of the Collateral at a public or private sale for cash, on credit or for future delivery. Each Grantor will also use its best efforts to sell the Collateral for the best available price, and (in furtherance of such efforts) each Grantor (a) will hire one or more brokers to solicit buyers, and (b) will cause such information and materials regarding the Collateral and its operations to be compiled as is customarily prepared or as is needed under the circumstances, and (c) will make available to prospective purchasers such information (including any information compiled in accordance with Clause “(b)”) as is customary or as is needed under the circumstances.

                  d. Notwithstanding anything to the contrary contained in any Loan Document, neither Lender nor any Grantor will take any action pursuant to the Loan Documents that would constitute or result in any assignment of any Collateral or any transfer of control of any Grantor if such assignment of Collateral or transfer of control would require under then existing law (including the written rules and regulations promulgated by any Official Body) the prior approval of any Official Body, unless such approval has been obtained (as applicable) from such Official Body (to the extent failure to obtain such approval by Lender could reasonably be expected to have or cause a Material Adverse Effect). Without limiting the generality of the foregoing, Lender specifically agrees that (a) voting rights with respect to the pledged equity interests of each Grantor will remain with the holders of such voting rights during the existence of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired) unless and until any required prior approvals to the transfer of such voting rights have been obtained (as applicable) from the applicable Official Body (to the extent failure to obtain such approval by Lender could reasonably be expected to have or cause a Material Adverse Effect), and (b) during the existence of any Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired) and foreclosure upon the Collateral by Lender, there will be either a private or public sale of the Collateral, and (c) prior to the exercise of voting rights by the purchaser at any such sale, any consent of any Official Body under applicable law will be obtained.

ARTICLE 6: DEFINITIONS

         6.1. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement (including the preamble and recitals hereof) have the meanings provided in the Credit Agreement.

         6.2. Rules of Construction. The rules of interpretation and construction set forth in Section 8.2 of the Credit Agreement apply to the interpretation and construction of this Security Agreement.

         6.3. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement (including the preamble and recitals hereof) have the following meanings:

                  a. “Lender” means HEARx Ltd. and any successor, assignee, transferee, pledgee or participant thereof.

                  b. “Borrower(s)” means, individually and collectively, each Borrower under and as defined in the Credit Agreement, including any successor or assignee thereof.

                  c. “Collateral” is defined in Section 1.1.

                  d. “Commercial Tort Claims” is defined in Section 1.1.

                  e. “Computer Software Collateral” is defined in Section 1.1.

                  f. “Contract Rights” is defined in Section 1.1.

                  g. “Copyright Collateral” is defined in Section 1.1.

                  h. “Credit Agreement” is defined in the Recitals.

                  i. “Distribution” means all equity dividends, liquidating dividends, shares or interests of equity resulting from (or in connection with the exercise of) equity splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, distributions of capital accounts, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Equity or other shares or interests of equity constituting Pledged Equity Collateral, but such term does not include Dividends.

                  j. “Dividend” means cash dividends and cash distributions with respect to any Pledged Equity or other Pledged Equity Property made in the ordinary course of business, but such term shall not include a liquidating dividend.

                  k. “Equipment” is defined in Section 1.1.

                  l. “Fixture” is defined in Section 1.1.

                  m. “Grantor” means each Person that from time to time executes this Security Agreement (or a counterpart hereof or supplemental addendum hereto) as a grantor hereunder, and any successor or permitted assignee thereof.

                  n. “Intellectual Property Collateral” means, collectively, the Computer Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral, as defined in Section 1.1.

                  o. “Inventory” is defined in Section 1.1.

                  p. “License” means any authorization, permit, call sign, frequency designation, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by, or entered into by a federal, state, provincial, or local Official Body.

                  q. “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, option, claim, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

                  r. “Liquidation Event” means any foreclosure on or any sale of all or any material part of the assets of any Grantor, or any liquidation, dissolution or other winding up (partial or complete) of any Grantor or any Grantor’s business, or any sale, receivership, insolvency or bankruptcy proceeding, any assignment for the benefit of creditors, or any other proceeding by or against any Grantor or its assets for any relief under any bankruptcy or insolvency law relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions.

                  s. “Official Body” means any federal, state, provincial, local, or other government (or any political subdivision, agency, authority, bureau, commission, department or instrumentality thereof) and any court, tribunal, grand jury or arbitrator, in each instance whether foreign or domestic.

                  t. “Operating Agreements” means any consulting agreement, management agreement, employment agreement, cost allocation agreement or other similar agreement relating to the operation of any Grantor’s business.

                  u. “Patent Collateral” is defined in Section 1.1.

                  v. “Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

                  w. “Pledged Equity” means all shares of capital stock and all other forms of equity or ownership rights and interests (whether in the form of partnership interests, membership interests or otherwise) of or in any corporation, partnership, limited liability company business trust or other business entity.

                  x. “Pledged Equity Collateral” is defined in Section 1.5.

                  y. “Pledged Equity Issuer” means each Person who is an issuer of Pledged Equity Collateral.

                  z. “Pledged Equity Property” means all Pledged Equity and all other forms of equity interests and rights, all other securities (including, without limitation, all options, warrants and puts for Pledged Equity), all assignments of any amounts due or to become due, all other instruments which are now being delivered by any Pledgor to Lender or may from time to time hereafter be delivered by any Pledgor to Lender for the purpose of pledge under the Security Agreement, and all proceeds of any of the foregoing.

                  aa. “Pledgor” means each Person (a) who is a Grantor hereunder and (b) who pledges Pledged Equity Collateral.

                  bb. “Related Contracts” is defined in Section 1.1.

                  cc. “Secured Obligations” is defined in Section 1.2.

                  dd. “Security Agreement” means this Master Security Agreement, Collateral Assignment and Equity Pledge and all exhibits, schedules and supplemental addenda hereto, all as may be amended and otherwise modified from time to time hereafter.

                  ee. “Securities Act” means the Securities Act of 1933, as amended from time to time, and as implemented by the Securities Exchange Commission.

                  ff. “Trademark Collateral” is defined in Section 1.1.

                  gg. “Trade Secrets Collateral” is defined in Section 1.1.

                  hh. “UCC” means the Uniform Commercial Code as in effect in the State of New York or, if the laws of some other jurisdiction otherwise dictates, then the Uniform Commercial Code as in effect in the jurisdiction whose laws govern the interpretation of the relevant provisions of this Security Agreement.

         6.4. UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement (including in the preamble and recitals hereof) with such meanings.

ARTICLE 7: MISCELLANEOUS PROVISIONS

         7.1. Loan Document. This Security Agreement and each separate assignment executed in connection herewith are Loan Documents executed pursuant to the Credit Agreement and (unless otherwise expressly indicated herein) are to be construed, administered and applied in accordance with the terms and provisions thereof.

         7.2. Amendments. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor herefrom, shall in any event be effective unless such amendment, waiver or consent is in writing and signed by Lender. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

         7.3. Addresses for Notices. Any notice, request, consent, waiver or other communication required or permitted under or in connection with this Security Agreement will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail or Canadian Post (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below its signature to this Security Agreement (or, if blank, then to such party at its address or facsimile number set forth in the Credit Agreement). If any Grantor fails to insert an address below (and in the Credit Agreement), then such failure shall constitute a designation of its last known address as the address for all notices, including notices of default and sale. Any party to this Security Agreement may change its address or facsimile number for notice purposes by giving notice thereof to the other parties hereto in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party’s designated number, or (c) if by telegraph, then upon actual receipt or 2 Business Days after delivery to the telegraph company (whichever is earlier), or (d) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (e) if otherwise delivered, then upon actual receipt.

         7.4. Severability. Wherever possible, each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Security Agreement shall be prohibited by or invalid under such law, then such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

         7.5. Governing Law; Entire Agreement. This Security Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the validity or perfection of the security interest, collateral assignment or pledge hereunder (or remedies hereunder) in respect of any particular Collateral are required to be governed by the laws of a jurisdiction other than the State of New York. This Security Agreement and the other loan documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements (written or oral) with respect thereto.

         7.6. Reinstatement. To the maximum extent not prohibited by applicable law, this Security Agreement shall continue to be effective or be reinstated if at any time any amount received by Lender in respect of the Credit Agreement or any other Loan Document is rescinded or must otherwise be restored or returned by Lender or such Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Grantor or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for any Grantor or any substantial part of any Grantor’s assets, or otherwise, all as though such payments had not been made.

         7.7. Conflict Provision. In the event of any irreconcilable conflict between the terms and conditions of this Security Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall govern.

         7.8. Incorporation of Separate IP Security Agreements and Collateral Assignments of Material Contracts. Each representation, warranty, covenant and further assurance by any Grantor contained in any separate assignment or security agreement relating to any Intellectual Property Collateral or any material contract executed in connection the Credit Agreement is hereby incorporated herein by reference.

         7.9. Incorporation of Financing Statements and Exhibits Thereto. Each UCC financing statement (including each exhibit thereto) and PPSA financing statement executed by any Grantor in connection with this Security Agreement is hereby incorporated herein by reference.

         7.10. Lender. References in this Security Agreement to Lender shall mean either to Lender in such capacity or (where appropriate) to Lender for the benefit of itself. Unless otherwise indicated in this Security Agreement or the other Loan Documents, all Collateral held and all payments received by Lender are deemed to be held and received, respectively, for the benefit of Lender.

         7.11. Waiver of Suretyship Defenses. Each Grantor hereby waives any and all defenses and rights of discharge based on suretyship or impairment of collateral (including any lack of attachment or perfection with respect thereto) that it may now have or may hereafter acquire with respect to

Lender or any of such Grantor’s obligations hereunder or under any other agreement that it may have or hereafter enter into with Lender.

         7.12. Waiver of Subrogation. Until this Security Agreement is terminated in accordance with Section 1.3, each Grantor hereby irrevocably waives any claim or other rights which it may now have or may hereafter acquire against any other Obligor that arise from the existence, payment, performance or enforcement of any Grantor’s obligations under this Security Agreement or any other Loan Document, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of Lender against any other Obligor or any collateral which Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law.

         7.13. Waiver of Notice; Waiver of Bond. Each Grantor waives all rights of notice and hearing of any kind prior to the exercise by Lender of its rights during the continuance of any Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral. Each Grantor waives the posting of any bond otherwise required of Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon Collateral or other security for the Secured Obligations, to enforce any judgment or other court order entered in favor of Lender, or to enforce by specific performance, temporary restraining order or preliminary or permanent injunction this Security Agreement or any other Loan Document.

         7.14. Waiver of Liability. Each Grantor (a) agrees that neither Lender nor any director, officer, employee or agent of Lender shall have any liability to any Grantor (whether sounding in tort, contract or otherwise) for losses or costs suffered or incurred by any Grantor in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection therewith, except for foreseeable actual losses resulting from Lender or such Lender’s own gross negligence, willful misconduct or fraud, and (b) waives, releases and agrees not to sue upon any claim against Lender (or its directors, officers, employees or agents) whether sounding in tort, contract or otherwise, except for claims for foreseeable actual losses resulting from Lender’s own gross negligence, willful misconduct or fraud. Moreover, whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, neither Lender nor any director, officer, employee or agent of Lender or any Lender shall have any liability with respect to (and each Grantor hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by any Grantor in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection therewith.

         7.15. Forum Selection and Consent to Jurisdiction. Any litigation in any way related to any Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender or any Grantor will be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement against any Grantor or any Collateral may also be brought (at Lender’s or such Lender’s option) in the courts of any jurisdiction where such Collateral may be found or where Lender or any Lender may otherwise obtain personal jurisdiction over such Grantor. Each Grantor hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final and non-appealable judgment rendered thereby in connection with such litigation. Each Grantor further irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside the State of New York. Each Grantor hereby expressly and irrevocably waives (to the fullest extent permitted by law) any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, then such Grantor hereby irrevocably waives such immunity in respect of its obligations under this Security Agreement.

         7.16. Waiver of Jury Trial. Lender, each Lender and each Grantor each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in any way related to any Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender, any Lender or any Grantor. Each Grantor acknowledges and agrees (a) that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party), and (b) that it has been advised by legal counsel in connection herewith, and (c) that this provision is a material inducement for Lender and each Lender entering into the Loan Documents and funding Advances thereunder.

         7.17. Counterparts. This Security Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each counterpart will be deemed to be an original, but all counterparts together will constitute one and the same instrument.

         7.18 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Lender could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid;

and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Lender against such loss. The term “rate of exchange” in this Section 7.18 means the spot rate at which the Lenders, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

         7.19 French/English Acknowledgment. It is the express wish of the parties hereto that this Security Agreement and any related documents be drawn up and executed in English. Il est la volonté expresse des parties que cette convention et tous les documents s’y rattachant soient redigés et signés en anglais.

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         IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement, as an instrument under seal (whether or not any such seals are physically attached hereto), through their duly authorized officers, as of the date first written above.

ATTEST:	HELIX HEARING CARE OF AMERICA CORP. (Grantor)

By:	By:

Name:	Name: Steve Forget

Title:	Title: President & Chief Executive Officer

CORPORATE SEAL:	Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

COUSINEAU, DOUCET, PARENT, FORGET AUDIOPROTHÉSISTES s.e.n.c (Grantor)

By:

Name:

Title:

Address:

Facsimile: ( ) -

HELIX HEARING CARE OF AMERICA (U.S.A.) CORP. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Les services de gestion Hearing Care of America SGHCA Inc. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Les services d’ approvsionement Hearing Care of America SAHCA Inc. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Les services de location Hearing Care of America SLHCA Inc. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

3371727 Canada Inc. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Ohio) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (New York) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Missouri) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Wisconsin) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Minnesota) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Indiana) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Pennsylvania) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Arizona) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Washington) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Michigan) Corp. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

American Hearing Centers, Inc. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Auxiliary Health Benefits Corporation, d/b/a National Ear Care Plan (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Thomas W. Fell Co., Inc. (Grantor)

By:

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

ATTEST:	HEARx LTD. (Lender)

By:	By:

Name:	Name: Stephen J. Hansbrough

Title:	Title: President and Chief Operating Officer

Address: 1250 Northpoint Parkway West Palm Beach, FL 33407 Facsimile: (561) 688-8893